EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                      PROCESSING SOURCE INTERNATIONAL, INC.

                                       AND

                                  ALFRED URCUYO


























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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, effective as of the 1st day of August, 2000, ("Agreement"), is entered into by and between Processing Source International, Inc., a California Corporation ("Company"), and Alfred Urcuyo, an Individual ("Executive").


                                 R E C I T A L S


         WHEREAS, the Company desires to employ and obtain the services of Executive and Executive desires to assume employment with the Company;

         WHEREAS, the undersigned parties desire to formalize such employment relationship; and,

         WHEREAS, the undersigned parties agree and intend that the execution of this Agreement effectively terminates and cancels the Employment Agreement executed by and between the Executive and the Company on July 31, 1999.

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

         1. TERM. The Company agrees to employ Executive and Executive agrees to serve the Company as provided in this Agreement. Executive's employment pursuant to this Agreement shall be for a period of six (6) year(s) and shall commence upon the date of execution hereof (the "Commencement Date") and shall continue to and including July 30, 2005 (the "Termination Date") unless earlier terminated in accordance with the provisions of Paragraphs 8 or 9 of this Agreement; provided further that the term of this Agreement may be extended by the mutual agreement of the parties hereto.

         2. DUTIES OF EXECUTIVE.  The duties of Executive shall be as follows:

            2.1. Executive shall assume the duties of the Chief Executive Officer and shall perform such duties incident thereto as may be assigned to Executive from time to time which duties shall include, without limitation, responsibility for daily operations, purchasing, inventory, personnel and accounting for all locations, and such customary executive, managerial, planning and implementation duties of any such position as these duties shall be defined by Company from time to time. Executive shall perform and hold such other positions and duties as may be assigned to Executive by the Company and as are not inconsistent with the provisions of this Agreement. Executive agrees to devote Executive's best efforts and skills to the business interests of the Company, to do Executive's utmost to further enhance and develop the interests and welfare of the


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


Company, and to devote all of Executive's working time and attention to the business of the Company.

            2.2. Executive shall truthfully and accurately make, maintain and preserve all records and reports that the Company may, from time to time, request or require, and shall fully account for all money, records, equipment, materials or other property belonging to the Company of which Executive may have custody and shall pay over and deliver same promptly whenever and however Executive may be directed to do so.

            2.3. Executive shall obey all lawful rules, regulations, special instructions, and directives as directed by the Company applicable to Executive and shall endeavor to improve Executive's ability and knowledge of the business in an effort to increase the value of Executive's services for the mutual benefit of the parties to this Agreement.

            2.4. Executive shall make available to the Company any and all information of which Executive has knowledge that is relevant to the Company's business, and make all suggestions and recommendation which Executive believes will be of benefit to the Company.

         3. COMPENSATION. For and in consideration of the performance by Executive of the services, terms, conditions, covenants and promises herein recited, the Company agrees and promises to pay to Executive at the times and in the manner herein stated, to be reviewed and possibly adjusted annually (but, with regard to annual compensation, never below the Base Pay, as set forth below), the following:

            3.1. As the principal consideration of the services to be performed by Executive hereunder during the term of this Agreement, Executive shall receive the sum of Two Hundred Thousand Dollars ($200,000.00) per year, payable monthly, semimonthly, or in the manner and on the timetable in which the Company's payroll customarily is handled. This annual compensation may sometimes be herein referred to as Executive's "Base Pay". The Executive's Base Pay shall be increased to Four Hundred Thousand Dollars ($400,000.00) per year on the first day of the first month immediately following the Company's generation of One Million Dollars ($1,000,000.00) per month gross revenue. The Executive's Base Pay shall be increased to Six Hundred Thousand Dollars ($600,000.00) per year on the first day of the fist month immediately following the Company's generation of Two Million Five Hundred Thousand Dollars ($2,500,000.00) per month gross revenue.

         (a) When necessitated by the Company's adverse financial condition, the Company may defer a portion of Executive's Base Pay in exchange for a note payable equal to the amount of compensation deferred. The Employee authorizes the Company to defer twenty five (25%) percent of Executive's Base Pay annually for the first two (2) years. Such deferred compensation shall be exchanged for a note payable at the rate of eight (8%) percent interest per annum. A note shall be executed at the end of each twelve month period from the date of execution of this Agreement and shall become payable at the end of twelve months from the execution of each note. At the end of two years from commencement of this Agreement, the Company may defer, and Executive is in concurrence, up to twenty five (25%) percent of Executive's Base Pay. Furthermore, at any time during the term of this Agreement, the Company may defer up to an additional $1,500.00 monthly of Executive's Base Pay without the Executive's consent. Any compensation deferred shall be


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


exchanged for a promissory note, in form and content acceptable to Executive, at the end of each twelve month period, which said promissory note will accrue interest at the rate of eight (8%) percent per annum, from the date of each compensation deferral, and shall be due and payable at the end of twelve months from execution thereof. The Company and Executive may negotiate and mutually agree to repay any outstanding note payable in shares or options for shares of Common Stock in lieu of cash.

            3.2. The Company may pay Executive compensation in addition to Executive's Base Pay upon Company's attainment of revenue levels in the form of a bonus as outlined below, and, as may be determined in the sole discretion of the board of directors of the Company from time to time.

                  3.2(a) Additional Compensation. This additional compensation shall be computed on an annual basis at the close of the Company's fiscal year and paid to Executive within ten days of completion of the annual audit. Notwithstanding the foregoing, the Company reserves the right to change, repeal, modify or amend any such bonus compensation plan at any time. Upon the occurrence of any such change, repeal, modification or amendment, the Executive shall have the absolute discretion and right, for a period of thirty (30) days thereafter to terminate this Agreement and to declare all restrictive covenants, if any, null and void. The Company shall provide Executive with an employment review within thirty (30) days of each anniversary date of Executive's commencement of employment hereunder.

         (i) Revenue Attainment. Company may pay Executive a cash bonus if Employer realizes certain gross revenue attainment during the term of each full fiscal year. The cash bonus may be based upon the following schedule:

                           CUMULATIVE
                           REVENUE ATTAINMENT    CASH BONUS
                           ------------------    ----------
                           $  4,500,000              $ 15,000
                           $  9,000,000              $ 25,000
                           $ 18,000,000              $ 40,000
                           $ 36,000,000              $ 60,000


The foregoing schedule shall apply in respect of the fiscal year ending July 31, 2001 for the preceding twelve (12) month period. The revenue attainment levels set forth in the schedule shall be increased annually by thirty five (35%) percent per annum for each subsequent 12 month period during the term of this Agreement.

         4. SPECIAL COMPENSATION BENEFITS. Executive shall be provided with the following benefits within sixty (60) days of the consummation of the sale of substantially all of the assets of the Company:

                  4.1 Payment in an amount equal to six (6) months salary at the rate of salary then paid to Executive;


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


                  4.2 Payment for all accrued but unused vacation time as may be required by law; and,

                  4.3 Vesting of all offered but unvested stock options pursuant to this Agreement, subject to exercise and other applicable terms, conditions and restrictions as set forth herein and in any applicable Plan or Option Agreement.

         5. STOCK INCENTIVES. The Company may (but shall be not be obligated to) issue you certain stock bonuses, stock options, stock appreciation rights, stock awards, phantom stock awards, or performance awards ("Awards") in conjunction herewith or otherwise from time to time. Based upon the performance review described in Section 3.2(a) herein, the Company will issue Executive stock options, the value of which, on an annual basis, shall be in an amount up to, but shall not exceed, One hundred thousand dollars ($100,000.00) of the then current closing price of the Company's common stock on the date of the stock option issue. This stock option grant is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Any Awards shall be issued, and, to the extent applicable, vest and be exercised, pursuant to the terms and conditions of a separate agreement ("Grant Agreement") and in accordance with the provisions of any incentive plan adopted by the Company or, at the discretion of the Company, the Accesspoint Corporation 1999 Stock Incentive Plan ("Plan"). You hereby agree to execute and deliver any such reasonable Grant Agreement. The terms "Award" and "Grant Agreement" shall be used herein as defined and used in the Plan.

         6. BENEFITS. In addition to the above compensation, the Company shall provide Executive with the following:

                  6.1. Participation in Company health plan including coverage for major medical, dental and vision insurance. The Company shall sponsor up to the first $500.00 of such medical benefit plan which may provide for coverage of the Executives direct family members;

                  6.2. Participation in any Executive profit sharing plan, if eligible;

                  6.3. Reimbursement, from time to time, upon Executive's submission of expense account and supporting documents as required by the Internal Revenue Service, for all reasonable out of town travel, entertainment, and other ordinary, reasonable and necessary business expenses incurred by Executive as part of and in connection with the direct performance of duties specified herein;

                  6.4. Company credit cards as may be determined by the Board of Directors of the Company from time to time (which may include, but not be limited to, a major credit card and oil company gasoline credit card);

                  6.5. As benefit consideration for the Company's use of Executives automobile, by Executive, for all reasonable travel, entertainment, and other ordinary, reasonable and necessary automobile business use expenses incurred by Executive as part of and in connection with the direct performance of duties specified herein, Executive shall receive, the sum of Fourteen Thousand Four Hundred Dollars ($14,400.00) per year, payable monthly, semimonthly, or in the manner and on the


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


timetable in which the Company's payroll customarily is handled, provided that Executive shall be responsible for all maintenance and insurance associated with any such automobile;

                  6.6. Fuel reimbursement in an amount sufficient to compensate Executive for gasoline costs incurred during business uses of Executive's automobile;
                  6.7 Key Man Life Insurance. At the request of Company, Executive shall cooperate with Employer to secure, for Company, a key man life insurance policy on the life of Executive in the amount of $500,000 to be divided in half and paid in equal sums to Company and Executives elected benefactors upon Executive's death; and,

                  6.8 Other Benefits. The Company may in its sole discretion (but shall not be obligated to) provide these and other and further benefits. Notwithstanding the foregoing, the Company may change, suspend or discontinue any such benefits at any time without notice to Executive due only to adverse financial condition of the Company.

         7. VACATIONS AND HOLIDAYS.  Company shall:

                  7.1. Permit Executive three (3) weeks of vacation per year. Such amount may be increased in the sole discretion of the board of directors of the Company from time to time. Vacation may be taken in Executive's discretion, so long as it is not inconsistent with the reasonable business needs of the Company.

                  7.2. Permit Executive to take those holidays and other days that the other Executives of the Company are entitled to take.

         8. TERMINATION.  This Agreement may be terminated as follows:

                  8.1. In accordance with the provisions of Section 9 hereof.

                  8.2. Notwithstanding the foregoing, the Company may, at its option, terminate the employment of Executive at any time during the term of this Agreement without notice, only for good cause. Dismissal for good cause shall include, but not be limited to, any of the following:

                       8.2.1. The conviction of Executive by a court of competent jurisdiction (and to which no further appeal can be taken) of a felony or any other crime involving moral turpitude;

                       8.2.2. The commission by Executive of an act of fraud or other act materially evidencing bad faith or dishonesty, as determined by the final non-appealable judgment of a court of competent jurisdiction;

                       8.2.3. The misappropriation by Executive of any material assets of the Company, as determined by the Board of Directors of the Company;

                       8.2.4. The suspension or removal or termination of Executive by or as a requirement of any governmental authority having jurisdiction over the Company;


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


                       8.2.5. The willful refusal to follow any lawful, reasonable, and material directive of the Board of Directors of Company;

                       8.2.6. The breach by Executive of any material terms of this Agreement or any other agreement between Executive on the one hand and the Company or its parent corporation, or any affiliate of the Company or its parent corporation, on the other hand; and

                       8.2.7    Upon the death of the Executive.

            Upon termination for good cause, Executive shall be paid, as full and final severance compensation, Executive's unpaid Base Pay accrued through the date of termination, any unpaid but accrued benefits, and any unpaid but accrued vacation time.

         9. PERMANENT DISABILITY OF EXECUTIVE. In the event Executive becomes mentally or physically disabled to such an extent that Executive is unable to substantially perform Executive's normal duties on behalf of the Company as described in this Agreement for a period of thirty (30) days or more, the Company, at any time thereafter, shall have the right, at its sole option, to declare Executive permanently disabled and thereupon terminate employment hereunder. In such event, Executive, as full and final severance compensation, shall be paid Executive's unpaid Base Pay and any unpaid but accrued and earned benefits, all of which shall be as accrued through the date of the Company's declaration of permanent disability and termination.

         10. DUTY OF LOYALTY. During the term of this Agreement, and at all times that Executive is employed by the Company, Executive shall not, directly or indirectly, either as a principal, partner, member, stockholder, corporate officer, director, employee, representative, consultant, agent, or in any other individual or representative capacity, own, manage, engage or participate in any business that is in competition in any manner whatsoever with the business of Company without the prior written consent of Company. Notwithstanding the foregoing, Executive may own, as a passive or portfolio investment, stock or other equity interest not exceeding five percent (5%) of the total ownership interests of any competing business, provided that Executive is not a director, officer, manager, employee, consultant, or active in the management of such business or compensated, directly or indirectly, in any manner by such business (other than normal and customary stock dividends or distributions made to all shareholders or equity owners without distinction). Executive shall be deemed a fiduciary of the Company with all duties attendant to a fiduciary owed by Executive to the Company. All rights of enforcement and remedies regarding fiduciaries shall inure to the Company. Violation of the foregoing provisions shall constitute unfair competition and shall be a breach of this Agreement and of Executive's fiduciary duties hereunder.

         11. NON-SOLICITATION. During the term of this Agreement, and for a period of two (2) years after the termination of this Agreement or any employment by the Company, Executive shall not solicit any of the directors, officers or employees of the Company for the benefit of any competing business or otherwise interfere in or with the relationship between the Company and any such employee. Executive shall be deemed a fiduciary of the Company so long as employed by the Company, and even after the termination of this Agreement or any employment by the Company, to the extent required by law. All rights of enforcement and remedies regarding fiduciaries shall inure


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to the Company. Violation of the foregoing provisions shall constitute unfair competition and shall be a breach of this Agreement and of Executive's fiduciary duties hereunder

         12. SPECIFIC PERFORMANCE. The obligations of Executive under this Agreement are unique. If Executive should default in any obligations under this Agreement, Executive acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, the Company, in addition to any other available rights or remedies, may sue in equity for specific performance without the necessity of posting a bond or other security, and Executive expressly waives the defense that a remedy in damages will be adequate.

         13. AMENDMENTS. This Agreement may be amended only in writing executed by Executive and Company and approved in writing by the majority vote of the Board of Directors of the Company.

         14. EFFECT  OF  HEADINGS.   The  subject  headings  of  the  paragraphs
and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         15. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Contract, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

         16. RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover as an element of their damages, reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

         17. GENDER; NUMBER. Whenever the context of this Contract requires, the masculine gender includes the feminine or neuter gender, and the singular number includes the plural.

         18. TIME OF ESSENCE. Time shall be of the essence in all things pertaining to the performance of this Agreement unless waived in writing by the undersigned parties.

         19. AUTHORITY. The parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement in the names, titles and capacitates herein stated and on behalf of any entities, persons or firms represented or purported to be represented by each respective party.

         20. WAIVER. A Waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to a waiver of such terms of condition


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for the future, or of any subsequent breach thereof, or of any other term and condition of this Agreement. All waivers must be made in writing executed by the waiving party.

         21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no representations, warranties, agreements or commitments between the parties hereto except as set forth herein. The Agreement controls over any and all provisions or guidelines contained in any Employee Manual, Employee Handbook, Company Policy Manual or other similar document. Executive expressly acknowledges that no Employee Manual, Employee Handbook, Company Policy Manual or other similar document is or shall become a contract between the Company and Executive.

         22. NOTICES. Any notice, request, demand or other communication permitted to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an executive officer of the Company or to Executive, as the case may be, or when deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of the Company and Executive as shown on the signature page hereto. Either party may change by notice the address to which notices are to be sent.

         23. CHOICE OF LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, and the venue in regard to any disputes arising hereunder shall be in Orange County, California.

         24. SEVERABILITY. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from the contract. The invalidity of such specific provision, however, shall not affect the enforceability of any other provision herein, and the remaining provision shall remain in full force and effect.

         25. CONFIDENTIALITY. You (Executive) agree that all lists of, and other information pertaining to, customers, merchants, ISOs, salespersons (or any part or section of such lists or information), financial records, computer software programs, strategic plans, contracts, agreements, literature, manuals, brochures, books, records, correspondence, computer programs, software, source codes, computations, data files, algorithms, techniques, processes, designs, specifications, drawings, charts, plans, schematics, computer disks, magnetic tapes, books, files, records, reports, documents, Instruments, agreements, contracts, correspondence, letters, memoranda, financial, accounting, sales, purchase and employment data, capital structure information, corporate organizational information, identities, names and address of, and any information pertaining to, shareholders, directors, officers, employees, contractors, vendors, suppliers, customers, clients, lenders, financing and business participants, and all persons associated with the Company, information pertaining to business models, business plans, projections, assumptions and analyses, particular projects, and all other data and information and similar items relating to the business of the Company and all other data and information and similar Items relating to the Company of whatever kind or nature and whether or not prepared or compiled by the Company and all other materials furnished or made available to you by the Company or any of its affiliates (as hereinafter defined) relating to the business conducted by the Company, save and except for all information and data Executive knew as of the date of his employment by the Company or that is or may become known to the general public except by an unauthorized disclosure by the Executive ("Confidential Information"), is and are proprietary and


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confidential and are and shall remain the sole property of the Company.
Affiliate as used in this section shall mean Company, any entity in which Company owns a majority ownership (directly or indirectly), or any entity that owns a majority ownership of Company (directly or indirectly). You acknowledge that the Confidential Information derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that this confidentiality provision constitutes efforts that are reasonable under the circumstances to maintain the secrecy thereof.

         You agree that you will not, directly or indirectly, at any time during or after termination of employment use or reveal, divulge, disclose, disseminate, distribute, license, sell, transfer, assign or otherwise make known, directly or indirectly, the Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information. You shall exercise the highest degree of care and discretion in accordance with your duty hereunder to prevent improper use or disclosure of the Confidential Information and will retain all such Confidential Information in trust in a fiduciary capacity unless: (i) such use or disclosure has been authorized in writing by the Company through an executive officer, or (ii) is required to be disclosed by law, a court of competent jurisdiction or a governmental or regulatory agency. However, you, if permitted by such authority, agree to immediately inform the Company or any such requirement prior to the disclosure so that the Company can seek to protect such information. Further, you agree to return and deliver all such materials, including all copies, remnants, or derivatives thereof to the Company upon the termination of your employment with the Company or at any other time upon request.

         26. PATENTS AND INVENTIONS. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes which Executive now or hereafter during the period Executive is employed by the Company under this Agreement or otherwise and for one (1) year thereafter may own, conceive of, or develop and either relating to the fields in which the Company may then be engaged or contemplates (as demonstrated by the records of the Company) being engaged or conceived of or developed utilizing the time, material, facilities, or information of the Company ("Inventions") shall belong to the Company. As soon as Executive owns, conceives of, or develops any such Invention, Executive agrees immediately to communicate such fact in writing to the Secretary of the Company, and without further compensation, but at the Company's expense (except as set forth below in item (a) of this Section 13, immediately upon request of the Company, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and perform any and all acts as the Company may reasonably request in order (a) to vest in the Company all Executive's right, title, and interest in and to such Inventions, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances arising from the acts of Executive ("Liens") (Executive to take such action, at Executive's expense, as is necessary to remove all such Liens) and (b), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefore in any and all countries in such name as the Company shall determine.

            27. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the arbitrability of any controversy or claim, shall be settled by arbitration in accordance with the Commercial Arbitration Rules and the Optional Rules for Emergency Measures of Protection of the American Arbitration Association ("AAA"), and


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judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law, shall be available from the arbitrator, to the parties to this Agreement pending arbitration. Civil discovery shall be permitted for the production of documents and taking of depositions. The arbitrator(s) shall be guided by the California Rules of Civil Procedure in allowing discovery and the arbitrator(s) shall decide all issues regarding compliance with discovery requests. The Federal Arbitration Act shall govern all arbitration proceedings under this Agreement. This Agreement shall in all other respects be governed and interpreted by the laws of the State of California, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The arbitration shall be conducted in Orange County, California by one neutral arbitrator chosen by AAA according to its Commercial Arbitration Rules if the amount of the claim is one million dollars ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million dollars ($1,000,000.00). Neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs. The prevailing party, according to the arbitrator(s), shall be entitled to an award of reasonable attorney's fees and arbitration fees and administrative expenses. This agreement to arbitrate shall survive the termination or repudiation of this Agreement.

            IN WITNESS WHEREOF, this Agreement is effective on the date first set forth above.


                              By: /s/ TOM M. DJOKOVICH
                              ----------------------------------------------
                                      Tom M. Djokovich,
                                      as Chairman of Accesspoint Corporation




                              By: /s/ ALFRED URCUYO
                              ----------------------------------------------
                                      Alfred Urcuyo,
                                      an individual



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